Exhibit 99.1

Mercantile Bank Corporation Reports Strong Fourth Quarter and

Full Year 2012 Results

Improved asset quality and earnings performance, and positive outlook mark 15-year anniversary

GRAND RAPIDS, Mich., January 15, 2013 – Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported net income attributable to common shares of $3.0 million, or $0.35 per diluted share, for the fourth quarter of 2012, compared with net income attributable to common shares of $30.0 million, or $3.37 per diluted share, for the prior-year period. For the full year 2012, Mercantile reported net income attributable to common shares of $11.5 million, or $1.30 per diluted share, compared with net income attributable to common shares of $36.1 million, or $4.07 per diluted share, for the full year 2011.

During the fourth quarter of 2011, net income attributable to common shares was positively impacted by the reversal of the previously established net deferred tax asset valuation allowance resulting in a federal income tax benefit of $27.4 million. On a pre-tax basis, 2012 income was $4.3 million in the fourth quarter and $18.2 million for the full year, compared to 2011 income of $3.0 million in the fourth quarter and $10.1 million for the full year.

2012 was highlighted by:

•	Improved asset quality and pre-tax earnings performance

•	Nonperforming assets declined 57 percent from a year ago; currently less than 2 percent of total assets

•	Level of loans in the 30- to 89-days delinquent category were virtually zero throughout 2012

•	New loan originations of approximately $64 million during the fourth quarter and $176 million during the full year

•	Net interest margin remained relatively steady and well above historical average level

•	Regulatory capital ratios remained significantly above minimum requirements for “well-capitalized” institutions

•	Reinstatement of a quarterly cash dividend in the fourth quarter

•	Exit from the TARP Program with the repurchase of preferred stock and common stock warrant

“2012 marked the 15th anniversary of Mercantile Bank, and we are very pleased to recognize this milestone during a year filled with many successes and accomplishments,” said Michael Price, Chairman and CEO of Mercantile. “Throughout the year, we remained focused on improving asset quality, increasing core profitability, protecting our net interest margin and further strengthening our balance sheet. Because of our success in all these areas, we exited the TARP Program by repurchasing our preferred stock and common stock warrant entirely with internally-generated funds, and reinstated our quarterly cash dividend. As a result of our strengthened position, we feel very confident about the opportunities available to us in the coming year.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $13.8 million during the fourth quarter of 2012, down $0.6 million or 3.9 percent from the $14.4 million generated during the prior-year fourth quarter. Total revenue was $54.7 million during the full year 2012, down $3.8 million or 6.5 percent from the $58.5 million generated during 2011. The declines in total revenue during the 2012 periods compared to the 2011 periods resulted from decreased net interest income. Net interest income during the fourth quarter of 2012 was $11.7 million, down $0.6 million or 4.8 percent from the fourth quarter of 2011, reflecting a 4.3 percent decrease in average earning assets and a slight decline in the net interest margin. Net interest income was $46.7 million in 2012, down $4.5 million or 8.9 percent from the $51.2 million earned in the prior year, reflecting a 10.7 percent decrease in average earning assets, which was partially offset by an increased net interest margin. The reduction in average earning assets in the 2012 periods compared to the respective 2011 periods primarily resulted from the continuation of management’s strategic initiative to reduce commercial real estate exposure and migrate certain high risk loans out of the loan portfolio. The net interest margin during 2012 was 3.67 percent, up from 3.60 percent during 2011 and well above the historical average level.

Noninterest income during the fourth quarter of 2012 was $2.1 million, up slightly from $2.0 million during the prior-year fourth quarter. Noninterest income for 2012 was $8.0 million, up $0.7 million or 9.8 percent from 2011. The increase in noninterest income during the 2012 periods compared to the respective 2011 periods primarily resulted from higher residential mortgage banking fee income and rental income on foreclosed properties.

Provision expense was $0.3 million in the fourth quarter of 2012 compared to $1.9 million in the fourth quarter of 2011. Mercantile recorded a negative $3.1 million provision for loan losses during 2012 compared to a provision expense of $6.9 million for 2011. The negative provision expense is the result of several factors, including continued progress towards loan recoveries and collections as well as a reduced level of loan-rating downgrades and ongoing loan-rating upgrades.

Noninterest expense totaled $9.2 million during the fourth quarter of 2012, down $0.3 million or 3.3 percent from the prior-year fourth quarter. Noninterest expense for 2012 was $39.6 million, down $1.9 million or 4.5 percent from 2011. Salaries and benefits totaled

$5.0 million during the fourth quarter of 2012 and $19.4 million during 2012, up $0.5 million and $1.5 million from the respective 2011 periods. The increased salary and benefit costs primarily reflect expense associated with reinstating certain employee benefit programs that had been suspended or reduced in prior years. Costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties, totaled $0.9 million during the fourth quarter of 2012, down $0.7 million or 43.7 percent from the $1.6 million expensed during the fourth quarter of 2011, and $5.9 million during 2012, down $2.4 million or 29.3 percent from the $8.3 million expensed during 2011. The reduction in nonperforming asset costs reflects the continuation of Mercantile’s aggressive approach to managing and resolving problem assets. Federal Deposit Insurance Corporation (“FDIC”) insurance premiums were $0.3 million during the current-year fourth quarter, down $0.3 million or 46.2 percent from the 2011 fourth quarter, and $1.2 million in 2012, down $1.6 million or 57.8 percent from 2011. The decreased FDIC insurance premiums primarily resulted from a lower assessment rate that reflects Mercantile’s improved financial condition and operating performance.

Mr. Price continued: “Our fourth quarter financial results cap another full year of impressive performance for Mercantile, and provide strong momentum for 2013. Our improved financial condition and strong capital position have added to our ability to be flexible and opportunistic as we pursue disciplined growth for long-term performance.”

Balance Sheet

As of December 31, 2012, total assets were $1.42 billion, down $10.3 million or 0.7 percent from December 31, 2011; total loans decreased $31.2 million, or 2.9 percent, to $1.04 billion over the same period. While efforts to reduce certain segments of the commercial real estate portfolio continue, total loans increased $5.9 million during the fourth quarter of 2012. Continued relationship building efforts have led to increased lending opportunities, and despite competitive pressures, $63.8 million in loans to existing and new borrowers were originated in the fourth quarter of 2012 and $176 million were originated during the full year of 2012.

Real estate loans comprise a majority of Mercantile’s loan portfolio. At December 31, 2012, real estate loans, excluding residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit, were $677 million or approximately 65 percent of total loans, representing a decline of $45.9 million, or 6.3 percent, from $723 million, or 67.4 percent of total loans, at December 31, 2011.

Non-owner-occupied commercial real estate (“CRE”) loans totaled $354 million as of December 31, 2012 (34.0 percent of total loans), a decline of $22.7 million over the past 12 months. Owner-occupied CRE loans were $262 million at the end of 2012, a decrease of $6.4 million from a year ago. Vacant land, land development and construction (“C&D”) loans, including both residential and commercial projects, totaled $55.2 million at December 31, 2012, down $15.3 million from a year ago. The commercial and industrial (“C&I”) segment of the loan portfolio was $285 million at December 31, 2012, an increase of approximately $18 million since year-end 2011. The average balance of commercial lines of credit has remained relatively stable since early 2011.

LOANS SECURED BY REAL ESTATE

($000s)	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Residential-Related:
Vacant Land	$5,517	$6,042	$5,435	$5,591	$5,679
Land Development	12,496	14,639	15,256	16,173	17,007
Construction	3,440	4,031	4,055	4,318	4,923

	21,453	24,712	24,746	26,082	27,609
Comm’l Non-Owner Occupied:
Vacant Land	7,903	8,793	8,827	9,255	10,555
Land Development	13,153	13,798	14,355	14,418	14,486
Construction	7,723	9,877	15,424	16,936	13,615
Commercial Buildings	354,061	333,407	350,762	357,128	376,805

	382,840	365,875	389,368	397,737	415,461
Comm’l Owner Occupied:
Construction	4,939	5,316	3,751	6,198	4,213
Other	6,040	6,617	6,811	7,246	7,445
Commercial Buildings	262,045	271,364	281,519	273,376	268,479

	273,024	283,297	292,081	286,820	280,137

Total	$677,317	$673,884	$706,195	$710,639	$723,207

Note —	Excludes residential mortgage loans representing permanent financing of owner occupied dwellings and home equity lines of credit.

Since December 2008, Mercantile has focused on improving liquidity by reducing wholesale funding and growing local deposits, especially interest-bearing checking and money market deposit accounts. As of December 31, 2012, total deposits were $1.14 billion, a decline of $464 million since year-end 2008. By comparison, local deposits increased $395 million to $866 million since year-end 2008, representing 76.2 percent of total deposits compared to 29.4 percent at December 31, 2008. Approximately 65 percent, or $258 million, of local deposit growth since year-end 2008 occurred in the interest-bearing checking and money market deposit account categories, while DDA checking accounted for $79.5 million, or about 20 percent of total growth. Growth in local deposits was driven primarily by the introduction of innovative new products, various deposit-gathering initiatives, enhanced advertising and branding campaigns, and transfers from maturing time deposit accounts.

Wholesale funds were $305 million, or 24.7 percent of total funds, as of December 31, 2012, compared to $1.41 billion, or 71.5 percent of total funds, as of December 31, 2008. The $1.11 billion decline in wholesale funding since the end of 2008 reflects both the shift toward local deposits, as well as an $816 million decline in total loans. This strategy has allowed Mercantile to reduce brokered deposits and Federal Home Loan Bank advances as they matured since year-end 2008.

Short-term investments, consisting of federal funds sold and interest-bearing bank deposits, averaged $129 million during the fourth quarter of 2012. In addition to its short-term investments, Mercantile had approximately $155 million of borrowing capacity through various established lines of credit to meet potential funding needs, as well as about $37 million of U.S. Government securities available to sell, as of December 31, 2012.

Asset Quality

Nonperforming assets (“NPAs”) at December 31, 2012 were $25.9 million, or 1.8 percent of total assets, compared to $60.4 million as of December 31, 2011, or 4.2 percent of total assets. This represents a decline of $34.5 million or 57.0 percent from the end of 2011.

Robert B. Kaminski, Jr., Mercantile’s Executive Vice President and Chief Operating Officer, noted: “We are very pleased with our efforts to improve asset quality and believe the actions taken throughout 2012 and especially during the fourth quarter, continue to reflect our aggressive stance to move troubled assets off our balance sheet. Our nonperforming assets now represent less than two percent of our total assets – a level we haven’t witnessed since early 2008, and our 30-to 89-day delinquent loans remain virtually at zero. We believe our results compare favorably when judged against those of other recovering Midwest and Michigan banks. While there remains work yet to be done, we feel strongly that many of the challenges from the past several years are now behind us. We continue to be grateful to the entire Mercantile team for all their hard work on this initiative, while staying true to our community banking roots and maintaining a steady focus on meeting the needs of our existing customers and driving the growth of new relationships in our market. Mercantile is well-positioned for growth, and while the market remains competitive, we are benefiting from our robust sales programs and marketing initiatives as evidenced by the $64 million in new loans we originated in the fourth quarter and the $176 million originated during all of 2012.”

Nonperforming loans (“NPLs”) totaled $19.0 million as of December 31, 2012, down $26.1 million from a year ago, while foreclosed real estate and repossessed assets declined $8.3 million from December 31, 2011. CRE loans represented 61.5 percent of NPLs, or $11.7 million at December 31, 2012. Investor-owned nonperforming CRE loans accounted for $9.1 million of total CRE nonperforming loans (2.6 percent of $354 million investor-owned CRE loans), while owner-occupied CRE nonperforming loans accounted for $2.6 million (1.0 percent of $262 million owner-occupied CRE loans).

Nonperforming C&D loans were $2.2 million as of December 31, 2012, a decrease of $1.7 million from a year ago. Nonperforming C&I loans were $0.7 million as of December 31, 2012, a decline of $2.3 million since December 31, 2011. Owner-occupied and rental residential NPLs were $4.3 million as of December 31, 2012, down $1.7 million since year-end 2011.

NONPERFORMING ASSETS

($000s)	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Residential Real Estate:
Land Development	$2,362	$3,318	$3,946	$3,762	$5,479
Construction	476	645	965	1,242	1,397
Owner Occupied / Rental	4,812	5,426	5,982	6,437	7,138

	7,650	9,389	10,893	11,441	14,014
Commercial Real Estate:
Land Development	789	1,158	1,174	1,531	2,111
Construction	0	0	0	403	409
Owner Occupied	3,534	6,395	6,850	7,687	10,642
Non-Owner Occupied	13,232	17,613	19,386	28,954	30,106

	17,555	25,166	27,410	38,575	43,268
Non-Real Estate:
Commercial Assets	734	1,386	1,765	2,144	3,060
Consumer Assets	1	1	1	14	14

	735	1,387	1,766	2,158	3,074

Total	$25,940	$35,942	$40,069	$52,174	$60,356

During the fourth quarter of 2012, Mercantile added $3.7 million of NPAs to its problem asset portfolio, while disposing of $13.7 million through a combination of principal payments, asset sales and returns to performing status ($11.9 million), loan charge-offs ($1.2 million), and foreclosed asset valuation write-downs ($0.6 million). In total, NPAs decreased by a net $10.0 million during the fourth quarter of 2012.

Improvement in asset quality is also apparent on a full-year basis. During the 12-month period ended December 31, 2012, Mercantile added $16.8 million of problem assets to its NPA portfolio, successfully disposed of $42.8 million, and charged off or wrote down an additional $8.4 million. In total, NPAs declined by a net $34.4 million since December 31, 2011.

NONPERFORMING ASSETS RECONCILIATION

($000s)	4Q 2012	3Q 2012	2Q 2012	1Q 2012	4Q 2011
Beginning balance	$35,942	$40,069	$52,174	$60,356	$56,827
Additions	3,691	158	3,306	9,651	10,188
Returns to performing status	(37)	0	0	(737)	0
Principal payments	(6,960)	(1,245)	(11,357)	(5,533)	(2,115)
Sale proceeds	(4,858)	(1,190)	(1,586)	(9,282)	(3,038)
Loan charge-offs	(1,202)	(1,003)	(1,337)	(1,691)	(890)
Valuation write-downs	(636)	(847)	(1,131)	(590)	(616)

Total	$25,940	$35,942	$40,069	$52,174	$60,356

Net loan recoveries were $0.6 million during the fourth quarter of 2012, or an annualized negative 0.2 percent of average loans, compared with net loan charge-offs of $1.5 million (0.6 percent annualized) and net loan charge-offs of $4.7 million (1.8 percent annualized) for the linked and prior-year quarters, respectively.

NET LOAN CHARGE-OFFS (RECOVERIES)

($000s)	4Q 2012	3Q 2012	2Q 2012	1Q 2012	4Q 2011
Residential Real Estate:
Land Development	$(119)	$77	$(110)	$38	$15
Construction	0	0	10	0	(90)
Owner Occupied / Rental	16	166	50	237	1,176

	(103)	243	(50)	275	1,101
Commercial Real Estate:
Land Development	55	16	(7)	103	(75)
Construction	0	0	0	0	0
Owner Occupied	515	86	(164)	793	68
Non-Owner Occupied	(112)	1,317	(1,525)	4,341	4,060

	458	1,419	(1,696)	5,237	4,053
Non-Real Estate:
Commercial Assets	(935)	(148)	(14)	81	(435)
Consumer Assets	(35)	13	14	(4)	0

	(970)	(135)	0	77	(435)

Total	$(615)	$1,527	$(1,746)	$5,589	$4,719

Capital Position

Shareholders’ equity totaled $147 million as of December 31, 2012, a decrease of $18.4 million from December 31, 2011. During the second quarter of 2012, Mercantile repurchased the entire $21.0 million of preferred stock that was sold to the U.S. Department of the Treasury on May 15, 2009. On July 3, 2012 Mercantile repurchased, for $7.5 million, the warrant it sold to the U.S. Department of the Treasury on May 15, 2009. The warrant provided for the purchase of 616,438 shares of Mercantile common stock at a price of $5.11 per share. To fund the repurchases, the Bank paid cash dividends to the Company in approximately the same amounts. The Bank remains “well-capitalized” with a total risk-based capital ratio of 14.7 percent as of December 31, 2012, compared to 15.5 percent at December 31, 2011. At December 31, 2012, the Bank had approximately $55.5 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 8,706,251 total shares outstanding at December 31, 2012.

With the continued strength of Mercantile’s operating performance and capital position, on January 10, 2013, the Board of Directors declared a cash dividend of $0.10 per common share, which is payable in the first quarter of 2013. The $0.10 cash dividend represents an increase of 11 percent from the $0.09 cash dividend paid to common shareholders during the fourth quarter of 2012.

Mr. Price concluded: “We have come a long way on our 15-year journey, and we have grown steadily through lessons learned along the way. We have emerged from the Great Recession a stronger and more efficient organization. Armed with improved financial performance, a strong capital position and sustained earnings momentum, we are optimistic about the next stage on our Company’s path towards disciplined growth and increasing value for our shareholders.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation

Fourth Quarter 2012 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31, 2012	DECEMBER 31, 2011	DECEMBER 31, 2010
	(Unaudited)	(Audited)	(Audited)
ASSETS
Cash and due from banks	$20,302,000	$12,402,000	$6,674,000
Interest-bearing deposit balances	10,822,000	9,641,000	9,600,000
Federal funds sold	104,879,000	54,329,000	47,924,000

Total cash and cash equivalents	136,003,000	76,372,000	64,198,000

Securities available for sale	138,314,000	172,992,000	220,830,000
Federal Home Loan Bank stock	11,961,000	11,961,000	14,345,000

Loans	1,041,189,000	1,072,422,000	1,262,630,000
Allowance for loan losses	(28,677,000)	(36,532,000)	(45,368,000)

Loans, net	1,012,512,000	1,035,890,000	1,217,262,000

Premises and equipment, net	25,919,000	26,802,000	27,873,000
Bank owned life insurance	50,048,000	48,520,000	46,743,000
Accrued interest receivable	3,874,000	4,403,000	5,942,000
Other real estate owned and repossessed assets	6,970,000	15,282,000	16,675,000
Deferred tax asset	22,015,000	26,013,000	0
Other assets	15,310,000	14,994,000	18,553,000

Total assets	$1,422,926,000	$1,433,229,000	$1,632,421,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$190,241,000	$147,031,000	$112,944,000
Interest-bearing	944,963,000	965,044,000	1,160,888,000

Total deposits	1,135,204,000	1,112,075,000	1,273,832,000

Securities sold under agreements to repurchase	64,765,000	72,569,000	116,979,000
Federal Home Loan Bank advances	35,000,000	45,000,000	65,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	1,444,000	1,434,000	11,804,000
Accrued interest and other liabilities	6,933,000	4,162,000	5,880,000

Total liabilities	1,276,336,000	1,268,230,000	1,506,485,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	0	20,331,000	20,077,000
Common stock	166,074,000	173,979,000	173,815,000
Retained earnings (deficit)	(21,134,000)	(32,639,000)	(68,781,000)
Accumulated other comprehensive income (loss)	1,650,000	3,328,000	825,000

Total shareholders’ equity	146,590,000	164,999,000	125,936,000

Total liabilities and shareholders’ equity	$1,422,926,000	$1,433,229,000	$1,632,421,000

Mercantile Bank Corporation

Fourth Quarter 2012 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF OPERATIONS

	THREE MONTHS ENDED December 31, 2012	THREE MONTHS ENDED December 31, 2011	TWELVE MONTHS ENDED December 31, 2012	TWELVE MONTHS ENDED December 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest income
Loans, including fees	$13,245,000	$14,502,000	$53,898,000	$62,356,000
Investment securities	1,338,000	1,837,000	5,798,000	8,490,000
Federal funds sold	76,000	61,000	192,000	199,000
Interest-bearing deposit balances	7,000	6,000	29,000	24,000

Total interest income	14,666,000	16,406,000	59,917,000	71,069,000

Interest expense
Deposits	2,556,000	3,377,000	11,137,000	16,384,000
Short-term borrowings	27,000	55,000	157,000	405,000
Federal Home Loan Bank advances	122,000	410,000	993,000	2,033,000
Other borrowed money	224,000	229,000	929,000	1,010,000

Total interest expense	2,929,000	4,071,000	13,216,000	19,832,000

Net interest income	11,737,000	12,335,000	46,701,000	51,237,000

Provision for loan losses	300,000	1,900,000	(3,100,000)	6,900,000

Net interest income after provision for loan losses	11,437,000	10,435,000	49,801,000	44,337,000

Noninterest income
Service charges on accounts	381,000	411,000	1,523,000	1,640,000
Other income	1,682,000	1,612,000	6,471,000	5,642,000

Total noninterest income	2,063,000	2,023,000	7,994,000	7,282,000

Noninterest expense
Salaries and benefits	4,973,000	4,520,000	19,367,000	17,891,000
Occupancy	554,000	664,000	2,501,000	2,780,000
Furniture and equipment	288,000	294,000	1,176,000	1,206,000
Nonperforming asset costs	931,000	1,654,000	5,862,000	8,290,000
FDIC insurance costs	306,000	569,000	1,200,000	2,843,000
Other expense	2,128,000	1,796,000	9,518,000	8,485,000

Total noninterest expense	9,180,000	9,497,000	39,624,000	41,495,000

Income before federal income tax expense (benefit)	4,320,000	2,961,000	18,171,000	10,124,000

Federal income tax expense (benefit)	1,271,000	(27,361,000)	5,636,000	(27,361,000)

Net income	3,049,000	30,322,000	12,535,000	37,485,000

Preferred stock dividends and accretion	0	331,000	1,030,000	1,343,000

Net income attributable to common shares	$3,049,000	$29,991,000	$11,505,000	$36,142,000

Basic earnings per share	$0.35	$3.49	$1.33	$4.20
Diluted earnings per share	$0.35	$3.37	$1.30	$4.07

Average basic shares outstanding	8,662,034	8,604,240	8,625,198	8,602,845
Average diluted shares outstanding	8,674,342	8,888,900	8,849,627	8,878,180

Mercantile Bank Corporation

Fourth Quarter 2012 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2012 4th Qtr	2012 3rd Qtr	2012 2nd Qtr	2012 1st Qtr	2011 4th Qtr	2012	2011

EARNINGS
Net interest income	$11,737	11,584	11,511	11,869	12,335	46,701	51,237
Provision for loan losses	$300	(400)	(3,000)	0	1,900	(3,100)	6,900
Noninterest income	$2,063	2,057	1,940	1,934	2,023	7,994	7,282
Noninterest expense	$9,180	10,185	10,604	9,654	9,497	39,624	41,495
Net income before federal income tax expense (benefit)	$4,320	3,856	5,847	4,149	2,961	18,171	10,124
Net income	$3,049	2,616	3,991	2,880	30,322	12,535	37,485
Net income common shares	$3,049	2,616	3,288	2,552	29,991	11,505	36,142
Basic earnings per share	$0.35	0.30	0.38	0.30	3.49	1.33	4.20
Diluted earnings per share	$0.35	0.30	0.36	0.28	3.37	1.30	4.07
Average basic shares outstanding	8,662,034	8,622,719	8,610,181	8,605,484	8,604,240	8,625,198	8,602,845
Average diluted shares outstanding	8,674,342	8,653,751	9,043,791	8,991,422	8,888,900	8,849,627	8,878,180

PERFORMANCE RATIOS
Return on average assets	0.85%	0.75%	0.94%	0.73%	8.22%	0.82%	2.36%
Return on average common equity	8.27%	7.19%	8.46%	6.14%	85.19%	7.51%	27.28%
Net interest margin (fully tax-equivalent)	3.62%	3.67%	3.63%	3.73%	3.65%	3.67%	3.60%
Efficiency ratio	66.52%	74.66%	78.83%	69.94%	66.14%	72.45%	70.91%
Full-time equivalent employees	232	230	231	225	232	232	232

CAPITAL
Period-ending equity to assets	10.30%	10.41%	10.80%	11.92%	11.51%	10.30%	11.51%
Tier 1 leverage capital ratio	11.31%	11.40%	11.42%	12.66%	12.09%	11.31%	12.09%
Tier 1 risk-based capital ratio	13.37%	13.34%	13.33%	14.87%	14.19%	13.37%	14.19%
Total risk-based capital ratio	14.64%	14.61%	14.59%	16.14%	15.46%	14.64%	15.46%
Book value per common share	$16.84	16.74	17.38	16.97	16.73	16.84	16.73
Cash dividend per common share	$0.09	0.00	0.00	0.00	0.00	0.09	0.00

ASSET QUALITY
Gross loan charge-offs	$1,469	1,891	1,708	7,576	5,791	12,644	19,897
Net loan charge-offs	$(615)	1,527	(1,746)	5,589	4,719	4,755	15,736
Net loan charge-offs to average loans	(0.24%)	0.58%	(0.66%)	2.10%	1.75%	0.45%	1.37%
Allowance for loan losses	$28,677	27,762	29,689	30,943	36,532	28,677	36,532
Allowance for loan losses to total loans	2.75%	2.68%	2.80%	2.94%	3.41%	2.75%	3.41%
Nonperforming loans	$18,970	24,782	28,524	38,668	45,074	18,970	45,074
Other real estate and repossessed assets	$6,970	11,160	11,545	13,506	15,282	6,970	15,282
Nonperforming assets to total assets	1.82%	2.59%	2.89%	3.72%	4.21%	1.82%	4.21%

END OF PERIOD BALANCES
Loans	$1,041,189	1,035,288	1,060,996	1,051,674	1,072,422	1,041,189	1,072,422
Total earning assets (before allowance)	$1,307,165	1,271,593	1,264,609	1,284,982	1,321,345	1,307,165	1,321,345
Total assets	$1,422,926	1,388,364	1,385,245	1,401,596	1,433,229	1,422,926	1,433,229
Deposits	$1,135,204	1,107,566	1,105,630	1,093,434	1,112,075	1,135,204	1,112,075
Shareholders’ equity	$146,590	144,558	149,662	167,084	164,999	146,590	164,999

AVERAGE BALANCES
Loans	$1,022,047	1,042,370	1,067,933	1,065,285	1,072,851	1,049,315	1,148,671
Total earning assets (before allowance)	$1,299,623	1,269,836	1,290,066	1,294,380	1,358,585	1,288,456	1,443,485
Total assets	$1,417,621	1,387,519	1,407,400	1,409,953	1,448,000	1,405,606	1,530,031
Deposits	$1,127,706	1,109,817	1,109,160	1,095,147	1,152,001	1,110,512	1,219,094
Shareholders’ equity	$146,244	144,251	155,931	166,846	139,676	153,274	132,463